EXHIBIT 10.12
CONSULTING AGREEMENT
     This Consulting Agreement (“Agreement”) is made effective as of September 4, 2008 (the “Effective Date”) by and between Impax Laboratories, Inc. (“Impax”), a Delaware corporation, having a principal place of business at 30831 Huntwood Avenue, Hayward, California 94544, and David S. Doll, a resident of the State of Pennsylvania, (hereinafter “Consultant”), having an address at 350 Courtland Ave, Harleysville, PA 19438.
     Whereas, Impax presently is engaged in the business of developing, manufacturing and selling pharmaceutical dosage forms; and
     Whereas, Consultant, by virtue of his background, training and ability, is prepared to enter into this Agreement with Impax as a Consultant;
     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements hereinafter set forth, and intending to be legally bound, the parties hereto agree as follows:
1.	Relationship of the Parties
1.1	Impax and Consultant intend that the relationship established between them shall be that of client and independent contractor. Consultant is not to be considered an agent or employee of Impax for any purpose, nor is any agent, or employee of Consultant to be considered an employee or agent of Impax.

1.2	None of the benefits provided by Impax to its employees, including, but not limited to, worker’s compensation insurance, health insurance and unemployment insurance, is available from Impax to Consultant, or to the employees or agents of Consultant. As an independent contractor, Consultant shall be solely responsible for payment of any and all applicable taxes. Impax shall not be responsible for paying any social security, withholding tax, unemployment insurance, medical insurance, liability insurance, worker’s compensation insurance or any other type of similar expense on behalf of Consultant or his employees.
2.	Services to be Performed

2.1	Consultant shall provide the services described in Exhibit A attached hereto (the “Services”) and shall provide the Services contemplated therein at a time and place convenient to both parties, and shall supply any equipment necessary to perform the Services. Impax waives any right to direct, instruct and control Consultant as to the manner in which Consultant achieves the general and specific objective of the delivery of the Services. Consultant agrees to perform the work in a manner which is consistent with good business practices.

2.2	No Conflicting Obligations. Consultant represents and warrants that the performance of the Services under this Agreement will not conflict with any other obligation of the Consultant to any third party or result in breach of any agreement with any third party. Consultant further agrees that Consultant will not bring or use any documents, materials or information of any third party that are not generally available to the public in the performance of the Services hereunder. Should a potential conflict arise or should Consultant become aware of a potential conflict during the course of Consultant’s work under this Agreement, Consultant shall immediately present the potential conflict to Impax for Impax’s review.

2.3	Consultant may not assign this Agreement or any of the duties hereunder without Impax’s written consent.
3.	Compensation
Consultant shall be compensated for Services performed under this Agreement in the manner set forth in Exhibit A.
4.	Confidentiality
4.1	Nondisclosure. At all times during and after the term of Consultant’s relationship with Impax, Consultant shall not, except with Impax’s prior written consent, or except in the proper course of performance of the Services, directly or indirectly, disclose, communicate or divulge to any third party, or use for its own benefit or the benefit of any other party, any information that is not publicly known, including confidential or proprietary knowledge or information concerning the conduct or details of Impax’s business, including without limitation, names of drugs being pursued by Impax, details of contracts, technical know-how, methods of operation, marketing methods, trade secrets, pricing or other policies, prospects and financial condition (“Impax Information”). These provisions shall not apply to any information that is:
a) independently developed by or for the Consultant without having contact with and not being aware of the content of Impax Information supplied hereunder, as evidenced by the Consultant’s written records; b) is disclosed to the Consultant without restriction after acceptance of this Agreement by a third party having a legal right to make such disclosure; or c) is or becomes part of the public domain through no breach of this Agreement by the Consultant.
4.2	Effect of Termination. Upon termination or expiration of this Agreement, Consultant shall immediately return to the Impax all copies of Impax Information, provided, however, that Consultant may retain one copy of any materials needed for legal, regulatory or audit purposes. Such retained materials shall be subject to the confidentiality and non-use provisions set forth above.

4.3	Remedies. Consultant acknowledges that any breach of this Section 4 will result in irreparable injury to Impax for which money damages would not adequately compensate. In the event of any such breach, Impax shall be entitled, in addition to all other rights and remedies which Impax may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining Consultant and all other persons involved therein from such breach.

4.4	Publication. Consultant will not publish any data or information developed under this Agreement without the express written consent of Impax.
5.	Intellectual Property
5.1	Disclosure. Consultant will promptly disclose to Impax all inventions, developments, improvements, designs, formulas and/or processes made, conceived or first reduced to practice, either alone or jointly with others, in the performance of the Services (“Inventions”).

5.2	Assignment. Consultant agrees that any copyrightable works prepared in the performance of the Services are “works for hire” under the Copyright Act and that Impax will be considered the author and owner of such copyrightable works. Consultant further agrees that all Inventions will be the sole and exclusive property of Impax and hereby assigns its right in any such Inventions to Impax. Consultant agrees to assist Impax, at Impax’s expense, in obtaining and enforcing any intellectual property rights pursuant to this Agreement, and to execute any documents as reasonably requested by Impax for such purposes.
6.	Term and Termination
6.1	The term of this Agreement shall begin on the effective date stated hereinabove and shall continue for a period of one year, unless extended by written agreement of the parties or sooner terminated as provided herein.

6.2	Impax may terminate this Agreement for any reason or no reason upon forty-five (45) days written notice to the other party. Consultant may terminate this Agreement in the event of a material breach by Impax, which breach has not been cured within forty-five (45) days notice of such breach.

6.3	Sections 3, 4, 5 and 6 shall survive termination or expiration of this Agreement.
7.	Miscellaneous
7.1	This Agreement constitutes the entire agreement of the parties and supersedes all prior or contemporaneous agreements and understandings related to the subject matter hereof, written or oral. No amendment to any provision of this Agreement shall be binding on the parties unless in writing. The rights, obligations, duties and agreements of the parties hereto shall issue to and be binding on their respective heirs, administrators, executors, personal representatives, successors and assigns, except as otherwise herein provided.

7.2	No waiver of any provision of this Agreement shall be interpreted to operate as a waiver with respect to any future obligation or as to any other provision of this Agreement.

7.3	If any terms, condition, clause or provision of this Agreement is determined to be invalid or unenforceable, then such clause shall be construed to be replaced with a valid provision most closely resembling the parties’ intent, and all other terms shall continue in full force and effect.

7.4	This Agreement shall be governed by and interpreted under the laws of the State of California without giving effect to the choice of law principles thereof.

7.5	Notices under this Agreement shall be given in writing to the parties at the addresses set forth above or to such other address as the parties may subsequently designate. Notices shall be deemed given when deposited in the United States mail postage pre-paid by certified or registered mail, or when delivered to a recognized express mail delivery carrier in accordance with this paragraph.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date set forth above.

Impax Laboratories, Inc.	David S. Doll

By: /s/ Larry Hsu	By: /s/ David Doll

Name: Larry Hsu	Name: David Doll

Title: President and CEO	Title:

Date: September 4, 2008	Date: September 4, 2008

Consultant’s Services
Consultant will provide litigation assistance as requested by the Company including the following:
•	Keep available the two weeks starting on November 3, 2008, in order to travel to Delaware and serve as a trial witness in the Tricor trial;

•	Review documents and provide information and assistance to the Company’s litigation counsel;

•	Work with the Company’s litigation counsel to prepare for trial testimony in the Tricor litigation; and

•	Work with the Company’s litigation counsel to prepare for and serve as a deposition witness in the Axcan litigation, if necessary.
If Consultant is requested by the Company to perform additional services, and Consultant is willing to do so, the parties will agree on appropriate terms for such services prior to the performance of such services, such terms to be agreed in writing and incorporated as an amendment to this Agreement.
Compensation
Consultant will be granted 9,836 shares of Impax common stock within thirty (30) days of execution of this Agreement. Consultant represents that the shares are being acquired for his own account, for investment, and not with a view to the distribution thereof. Consultant acknowledges that the shares will not have been registered under the Securities Act of 1933, as amended, that they are restricted shares, and that the certificates representing the shares shall bear the following restrictive legend:
The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, mortgaged, pledged, hypothecated or otherwise transferred in the absence of an effective registration statement under the Act or an opinion of counsel satisfactory to the Corporation that registration is not required under the Act.
Consultant will be compensated at the rate of two hundred and seventy-five dollars ($275) per hour for time spent providing the Services. Consultant will not be compensated for time spent in travel.
In addition, Consultant will be reimbursed for reasonable travel-related expenses incurred in the performance of the Services, if such travel is requested by Impax. Examples of reasonable travel related expense include round trip coach air fare, local transportation, parking, meals, and lodging. Consultant is required to use Impax designated travel service to book air travel at least twenty-one (21) days (if possible) in advance. Receipts for reimbursable expenses should be sent to Meg Snowden at Impax. Reimbursement by Impax shall be within forty-five (45) days from receipt of expense report documentation.